EXHIBIT 10.8.3

[GRAPHIC OMITTED]
adept(R)
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adept
technology, inc.

  150 Rose Orchard Way, San Jose, California 95134 o 408-432-0888 o 408-432-8707

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                                 PROMISSORY NOTE

$255,132                                                    San Jose, California
                                                            August 2, 1999


         FOR VALUE RECEIVED, the undersigned, Kathleen Fisher ("Employee"), promises to pay to the order of ADEPT TECHNOLOGY, INC., a California corporation ("Company"), at its office at 150 Rose Orchard Way, San Jose, California 95134, the principal sum of TWO HUNDRED FIFTY FIVE THOUSAND ONE HUNDRED THIRTY TWO DOLLARS ($255,132), with interest on the principal amount outstanding from the date hereof, at the initial rate of (i) five and twenty five percent (5.25%) per annum, and (ii) thereafter during the term hereof (A) each August 2, at the applicable Federal short-term rate in effect on such date, compounded semi-annually and (B) each February 2, at the applicable Federal short-term rate in effect on such date, compounded semiannually. Interest only shall be payable annually commencing on August 2, 2000.

         The Company shall forgive the loan at a rate of ten percent (10%) per year beginning on August 2, 2000, and each year thereafter, for a total of ten
(10) years, except under the conditions specified below:

         (1) If the maker of this Note terminates her employment with the Company for any reason other than death or Permanent Disability (as defined herein) before August 2, 2003, the unforgiven balance of this Note (being the then remaining principal and all accrued and unpaid interest thereon) shall become due and payable within 180 days and shall be secured by the property commonly known as 229 Martin Drive, Aptos, California. This Note will not be subordinate to any other note.

         (2) If the Company should terminate the Employee's employment without Cause (as defined herein) at any time, including a Constructive Termination (as defined herein), the entire unforgiven balance of this Note (being the then remaining principal and all accrued and unpaid interest thereon) shall no longer be the obligation of the Employee.

                                                                  EXHIBIT 10.8.3


         (3) In the event of the death or Permanent Disability of the maker of this Note, the unforgiven balance of this Note (being the then remaining principal and all accrued and unpaid interest thereon) would be completely forgiven by the Company.

         For purposes of this Note: (i) "Permanent Disability" is defined as follows: Employee shall be deemed permanently disabled for purposes of this agreement if she is unable to engage in her profession by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Employee shall not be considered to be permanently disabled unless she furnishes proof of the existence thereof to the Company; (ii) "Cause" shall mean (A) failure by the Employee to perform her lawful and reasonable duties as assigned by the Chief Executive Officer or Board of Directors of the Company, (B) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (C) a willful breach by the Employee of a material provision of any agreement between the Company and the Employee, or (D) a material violation by the Employee of a federal, state, or foreign law or regulation applicable to the business of the Company; and
(iii) "Constructive Termination" shall mean any one of the following: (a) without the express written consent of Employee, a significant reduction in her duties, position, responsibilities or reporting relationship as an employee of the Company unless the Employee is provided a comparable position and/or reporting relationship (i.e., a position of equal or greater organization level, duties, authority, compensation, and status); (b) without the Employee's express written consent, the relocation of the principal place of the Employee's employment to a location that is more than fifty (50) miles from the Employee's principal place of employment at the time; (c) any failure by the Company to pay, or any material reduction by the Company of the Employee's base salary, bonus compensation or benefits.

         The Company shall reimburse the Employee for the grossed-up taxes due on the amount of the annual forgiveness ((25,513 x tax rate)/1-tax rate)). Additionally, the Company will reimburse the Employee for the amount of annual interest due on the loan on August 3 of each year. Required withholding taxes will be withheld on the interest payment reimbursement.

         Employee agrees to pay the actual expenses incurred by the holder of this Note in connection with any attempt by the holder to collect any amount due or to exercise any rights the holder may have under this Note. Employee agrees that, if any legal action is necessary to enforce or collect this Note, or any other obligations of Employee pursuant to this note, the prevailing party shall be entitled to reasonable attorneys' fees in additional to any other relief to which the party may be entitled.


                         /s/ Kathleen Fisher
                         --------------------------------------------
                         Kathleen Fisher

                                      -2-